EXHIBIT 10.1

Registration number No. 2963 dated «16» January, 2009

ADDENDUM # 7

to the Contract # 482, dated 09.06.2000

For exploration of hydrocarbon raw materials at “Aksaz –Dolinnoye- Emir” area in Tubkaragan district of Mangystau region between

THE MINISTRY OF ENERGY AND MINERAL RESOURCES OF THE REPUBLIC OF KAZAKHSTAN

(the Competent authority)

and

LIMITED LIABILITY PARTNERSHIP

"EMIR -OIL"

(Contractor)

Astana city, 2009

The present Addendum #7 to the Contract # 482, dated 09.06.2000 for exploration of the hydrocarbon raw materials at “Aksaz –Dolinnoye- Emir” area in Tubkaragan district of Mangystau region has been concluded on January “16”, 2009 between the Ministry of energy and mineral resources of the Republic of Kazakhstan (hereinafter referred to as the “Competent Authority”) and the Limited Liability Company “Emir-Oil” (hereinafter referred to as the “Contractor”.)

WHEREAS:

In connection with the issue of the new Code of the Republic of Kazakhstan on December 10, 2008 “On taxes and other compulsory payments to the budget” (Tax Code), which provides for cancellation of tax treatment stability provisions under the Contract.

The Competent Authority and the Contractor have come to the agreement to make the following changes and supplements to the Contract:

Clause 1.18. of Section 1 of the Contract shall be stated in the following wording "Tax legislation means the Code of the Republic of Kazakhstan dated December 10, 2008 “On taxes and other compulsory payments to the budget”

Section 16 “Taxation” of the Contract shall be stated in the following wording:

16.1. Contractor shall be obliged to pay taxes and other compulsory payments to the budget in accordance with the Tax legislation of the Republic of Kazakhstan effective by the moment of obligation occurrence on their payment.

16.1.1. SUBSCRIPTION BONUS

Contractor should pay a subscription bonus in the amount of 200 000 (two hundred thousand) dollars USA.

16.2. Customs payments and duties

Contractor shall be obliged to pay customs payments in accordance with the Customs legislation of the Republic of Kazakhstan, effective on the day of customs declaration acceptance.

16.3. Transfer price formation.

In case of variance of price applied at settlement of transactions, from the market price, state authorities, accomplishing control at application of transfer prices shall be entitled to correct the objects of taxation in accordance with the legislation on state control at application of transfer prices.

16.4. Pension fund scheme and social deductions

Contractor shall deduct and transfer into accumulating pension funds compulsory pension contributions of its employees in accordance with the legislation of pensions provision as well as shall be liable for the completeness of deduction and timeliness of payment of social deductions to the State Social Insurance Fund in accordance with the legislation on compulsory social insurance effective on the moment of obligations occurrence on them.

16.5. Punitive measures

16.5.1. Punitive measures and penalty fees for violation of the Tax legislation shall be applied in accordance with the State legislation effective on the moment of violation admission.

16.5.2. Punitive measures on payments of non-tax nature shall be applied in the amounts, provided for by the State legislation current on the moment of violation admission.

Other clause of the Contract, including all appendices to it, changes and supplements to it, not affected by the present Changers and Supplements shall be left unchanged and shall retain their legal force in full volume.

The present Addendum #7 shall be an integral part of the Contract # 482 dated June 09, 2000 and shall become effective from 01.01.2009.

The present Addendum have been signed on January 16, 2009.

the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan /s/ A. Batalov Executive Secretary	“Emir-Oil” Limited Liability Company /s/ T. Tolmakov General Director